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                   [Letterhead of Simpson Thacher & Bartlett]

                                                                     Exhibit 5.1

                                November 13, 2000


The Chase Manhattan Corporation
270 Park Avenue
New York, NY 10017

Ladies and Gentlemen:

                  We have acted as counsel to The Chase Manhattan Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to (i) 750,723,825 shares of Common Stock, par value $1.00 per share ("Common Stock");
(ii) 2,444,300 shares of Adjustable Rate Cumulative Preferred Stock, Series A, stated value $100 per share ("Series A Preferred Stock"); (iii) 50,000 shares of Variable Cumulative Preferred Stock, Series B, stated value $1,000 per share ("Series B Preferred Stock"); (iv) 50,000 shares of Variable Cumulative
Preferred Stock, Series C, stated value $1,000 per share ("Series C Preferred Stock"); (v) 50,000 shares of Variable Cumulative Preferred Stock, Series D, stated value $1,000 per share ("Series D Preferred Stock"); (vi) 50,000 shares of Variable Cumulative Preferred Stock, Series E, stated value $1,000 per share ("Series E Preferred Stock"); (vii) 50,000 shares of Variable Cumulative Preferred Stock, Series F, stated value $1,000 per share ("Series F Preferred Stock") and (viii) 400,000 shares of 6 5/8% Cumulative Preferred Stock, Series
H, stated value $500 per share ("Series H Preferred Stock" and together with the Series A Preferred Stock, Series B
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The Chase Manhattan Corporation        -2-                     November 13, 2000


Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the "Preferred Stock"; and together with the Common Stock, the "Shares"). Pursuant to the Agreement and Plan of Merger dated as of September 12, 2000 (the "Merger Agreement") between the Company and J.P. Morgan & Co. Incorporated ("J.P. Morgan"), J.P. Morgan will merge into the Company (the "Merger") and the Shares will be issued in the Merger.

                  The Series H Preferred Stock will be issued upon conversion in the Merger of the 6-5/8% Cumulative Preferred Stock, Series H, of J.P. Morgan (the "J.P. Morgan Series H Preferred"), all the shares of which are represented by Depositary Shares, each representing a 1/10 interest in a share of J.P. Morgan Series H Preferred (the "Depositary Shares"). Pursuant to the terms of the Deposit Agreement, dated as of February 8, 1996 (the "Deposit Agreement"), among J.P. Morgan, Morgan Guaranty Trust Company of New York, as Depositary (the "Depositary"), and the holders from time to time of the Depositary Shares, upon consummation of the Merger, the Series H Preferred Stock will be deposited with the Depositary and, without further action, the Depositary Shares will thereafter each represent a 1/10 interest in a share of Series H Preferred Stock.

                  We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the forms of the Certificates of Designation of each series of Preferred Stock and the Deposit Agreement, each of which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this

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The Chase Manhattan Corporation        -3-                     November 13, 2000


opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. The Board of Directors of the Company (the "Board") has authorized the issuance of the Shares in accordance with the Merger Agreement, subject to the adoption of the Merger Agreement by the Company's stockholders and to the filing with the Delaware Secretary of State of the Certificates of Designations with respect to the Preferred Stock, and when (1) the stockholders of the Company shall have adopted the Merger Agreement, (2) the Certificates of Designations shall have been approved by the Stock Committee of the Board and duly filed with the Delaware Secretary of the State and (3) the Shares shall have been issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

                  2. Upon consummation of the Merger and deposit of the Series H Preferred Stock with the Depositary pursuant to the terms of the Deposit Agreement, the Depositary Shares will represent legal and valid interests in the shares of Series H Preferred Stock, and the depositary receipts evidencing the Depositary Shares will entitle the holders thereof to the benefits of the
Deposit Agreement.
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The Chase Manhattan Corporation        -4-                     November 13, 2000

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Joint Proxy Statement-Prospectus included in the Registration Statement.

                                      Very truly yours,

                                      /s/ Simpson Thacher & Bartlett

                                      SIMPSON THACHER & BARTLETT